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Exhibit (s)

CONSENT OF MURRAY, DEVINE & CO., INC.

May 27, 2008

Mr. William H. Craig
Chief Financial Officer
Fifth Street Finance Corp.
White Plains Plaza
445 Hamilton Avenue, Suite 1206
White Plains, NY 10601

Re:
Written consent to reference Murray, Devine & Co., Inc. valuation in Form N-2 filing of Fifth Street Finance Corp.

Dear Mr. Craig:

We hereby consent to the inclusion in the registration statement on Form N-2 of Fifth Street Finance Corp. for the registration of shares of its common stock and any amendments thereto (the "Registration Statement") of references to our reports relating to the valuation of certain assets of Fifth Street Finance Corp. and to references to our firm's name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Murray, Devine & Co., Inc.

By: Murray, Devine & Co., Inc.

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CONSENT OF MURRAY, DEVINE & CO., INC.